Exhibit 5.01
[INTUIT INC. LETTERHEAD]
December 15, 2006
Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Subject: Intuit Inc.
Ladies and Gentlemen:
This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about December 18, 2006. The Registration Statement relates to the registration of 13,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”). The Shares have been reserved for issuance under the Company’s 2005 Equity Incentive Plan, as adopted on December 9, 2004 and amended on December 16, 2005 and December 15, 2006 and the Company’s Employee Stock Purchase Plan, as adopted on October 7, 1996 and amended through December 15, 2006 (together, the “Plans”).
For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the Plans, and (v) resolutions of the Board of Directors and records of the Annual Meeting of Stockholders of the Company relating to adoption and approval of the Plan. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plans for a purchase price of not less than $0.01 per share.
Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ LAURA A. FENNELL
Laura A. Fennell
Vice President, General Counsel and Corporate Secretary
Intuit Inc.